interclick Announces Management Change

President and Founder Michael Katz to Become CEO
Michael Mathews to Remain on the Board of Directors

NEW YORK, November 2, 2010 – interclick, inc. (NASDAQ: ICLK) today announced President and Founder Michael Katz will become Chief Executive Officer of the company effective February 1, 2011, following a three month transition period with CEO  Michael Mathews.   Mr. Mathews’ departure was announced in connection with his intention to join a new venture.   Mr. Mathews and Mr. Katz will both remain on interclick’s Board of Directors.

“The company’s success to date is due in large part to Michael Katz’s unyielding dedication and focus in shaping our strategy and running the day to day operations since founding interclick in 2006,” said Michael Brauser, co-chairman of the company’s Board of Directors.  “Our clients, employees and the many shareholders who have met and worked with Michael agree that he is an exceptional talent, and the board unanimously agrees with my recommendation that there is no better person to lead the company going forward.”

“On behalf of the entire Board, I wish Michael Mathews the best in his next venture and thank him for leading interclick’s efforts as a public company.  Indeed, our business has never been stronger, strategically, financially and operationally,” added Mr. Brauser.

“I am thrilled to have this opportunity to become CEO at such an important time in our company’s evolution,” said Mr. Katz.  “The management team is grateful to Mike for his contributions during the past three years and we are fortunate that he will continue to provide guidance and expertise at the board level.”

About interclick

interclick, inc. (NASDAQ: ICLK) is a technology company providing solutions for data-driven advertising.  Combining scalable media execution capabilities with analytical expertise, interclick delivers exceptional results for marketers.  The Company’s proprietary Open Segment Manager (OSM) platform organizes and valuates billions of data points daily to construct the most responsive digital audiences for major digital marketers.  For more information, visit http://www.interclick.com.

Company Contact	Public Relations	Investor Relations
Roger Clark, CFO	Siobhan Aalders, Ogilvy PR	Brett Maas, Hayden IR
(646) 395-1776	(347) 387-0733	(646) 536-7331
roger.clark@interclick.com	siobhan.aalders@ogilvypr.com	brett@haydenir.com

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